EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST ANNOUNCES REDEVELOPMENT AND ACQUISITION OF FEE INTEREST IN CONFERENCE FACILITY AT RENAISSANCE NASHVILLE

Announces Refinancing of Mortgage Loan on Renaissance Nashville and Westin Princeton

DALLAS, May 10, 2017 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) ("Ashford Trust" or the "Company") announced today details for the redevelopment and acquisition of the meeting space at its Renaissance Nashville hotel (the “Renaissance” or “Hotel”).
The Metropolitan Government of Nashville and Davidson County recently sold the Nashville Convention Center (“NCC” or the “Convention Center”) which is adjacent to the Renaissance to allow for its redevelopment into a $400 million mixed-use development featuring a 26-story, 385,000 square foot Class A office tower, 235,000 square feet of high-end retail, dining and entertainment (including the National Museum for African

American Music), a 34-story residential building containing over 350 rental units and more than 2,000 parking spaces. Certain of the Hotel’s facilities, including the grand ballroom, kitchen, laundry and other ancillary facilities, are located in the Convention Center and are currently leased pursuant to a 99-year lease. Additional meeting space consisting of a junior ballroom and numerous breakout rooms are also located within the Convention Center and are leased pursuant to a 30-year lease.
In connection with the redevelopment of the Convention Center, the Company has entered into an agreement with the developers of the project to acquire a permanent fee interest in the reconfigured conference facility which will contain all spaces currently used by the Hotel in the existing NCC under the current 99-year lease as well as the additional meeting space that is under the current 30-year lease. The Hotel currently has approximately 13,000 square feet of meeting space that is owned fee simple and approximately 48,000 square feet of meeting space that is subject to ground leases. This redevelopment will eventually bring the total meeting space available in the Hotel to approximately 75,000 square feet, all of which will be owned fee simple by the Company. Ashford Trust plans to spend approximately $20 million to renovate the new meeting space.
The Company also announced that it has successfully refinanced a mortgage loan with an existing outstanding balance totaling approximately $103 million. The previous mortgage loan that was refinanced was secured by the Westin Princeton and Renaissance Nashville hotels with a final maturity date in January 2018. The new loan totals $181 million consisting of an initial advance of $164 million with future advances totaling $17 million as reimbursement for capital expenditures. The new mortgage loan is interest only with a five-year term and provides for a floating interest rate of LIBOR + 3.00%. The new loan continues to be non-recourse and is secured by the Westin Princeton and Renaissance Nashville hotels. After closing costs, reserves, and the full funding of the loan, the Company expects to realize excess proceeds of approximately $70 million on the refinancing.
“We are excited about the impact this new project will have on Downtown Nashville and in particular our Renaissance property. Being adjacent to the 5th & Broadway development will create several new demand generators for our hotel, while also providing our guests with direct access to many new quality dining and entertainment options in dynamic downtown Nashville,” said Douglas A. Kessler, President and Chief Executive Officer of Ashford Trust. “This new redevelopment provided us with a great opportunity to not only establish a long-term ownership solution for our meeting space but also to upgrade and ultimately expand the size and functionality of the space. It was a win-win for everyone involved and the Renaissance is now positioned for further success in this vibrant and growing market.” Mr. Kessler added, “Additionally, we are pleased to close the refinancing of the Renaissance Nashville and Westin Princeton as it addresses one of our upcoming maturities and will result in substantial excess proceeds that will further strengthen our liquidity position.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: timing of closing of the transaction and satisfaction of conditions to closing, general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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